EXHIBIT 4.4

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

REGISTERED NO. VLS ETN-1C-2	PRINCIPAL AMOUNT: See Schedule I CUSIP: 22542D365 ISIN: US22542D3659
CREDIT SUISSE AG VelocityShares VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030

CREDIT SUISSE AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), acting through its Nassau branch (the “Branch”), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, the Final Indicative Value of this Note (as defined on the reverse hereof) on the Maturity Date (as defined on the reverse hereof), in the coin or currency of the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture (as defined on the reverse hereof).

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee (as defined on the reverse hereof) under the Indenture referred to on the reverse hereof.

This Note does not bear interest.

F-1

IN WITNESS WHEREOF, the Company, acting through the Branch, has caused this Note to be duly executed.

CREDIT SUISSE AG,
acting through its Nassau branch

By:
Name: Title: Authorized Signatory

By:
Name: Title: Authorized Signatory

R-2

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 26, 2018

THE BANK OF NEW YORK MELLON,
as Trustee

Authorized Signatory

F-3

[REVERSE OF NOTE]

CREDIT SUISSE AG
VelocityShares VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to a senior indenture, dated as of March 29, 2007 (the “Indenture”), between the Company and The Bank of New York Mellon (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the beneficial owner (the “Holder”) of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.

This Note (the “Note”) is one of a series designated as the VelocityShares VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030.

This Note does not bear interest.

This Note is issuable only in registered form without coupons in minimum denominations of $1.00 and any integral multiples of $0.01 in excess thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture.

Maturity Date

The Maturity Date of this Note is December 4, 2030 (the “Maturity Date”). If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date. If the Final Valuation Date is postponed because the scheduled Final Valuation Date is not an Index Business Day as described below, the Maturity Date will be postponed to the third Business Day following the Final Valuation Date as so postponed. If a Market Disruption Event occurs or is continuing on the Final Valuation Date, as determined by the Calculation Agents (as defined below), the Maturity Date will be postponed until the date three Business Days following the earlier of (i) the first Index Business Day following the Final Valuation Date on which no Market Disruption Event occurs or is continuing, as determined by the Calculation Agents, or (ii) the fifth Index Business Day following the scheduled Final Valuation Date. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Maturity Date.

Payment at Maturity

The holder of this Note shall receive a cash payment on the Maturity Date for each $5,000 principal amount of this Note equal to the Final Indicative Value (as defined below).

The “Final Indicative Value” per $5,000 principal amount of this Note means the Closing Indicative Value of this Note on the Final Valuation Date, as determined by the Calculation Agents.

The “Closing Indicative Value” was equal to $100 on the Inception Date. The Closing Indicative Value on each calendar day following the Inception Date is equal to (1) the product of (a) the Closing Indicative Value on the immediately preceding calendar day times (b) the Daily ETN Performance on such calendar day minus (2) the Daily Investor Fee on such calendar day; provided that if the Closing Indicative Value is less than zero it shall be deemed to be zero; and provided further that the Closing Indicative Value shall be zero on and subsequent to any calendar day on which the Intraday Indicative Value equals zero at any time or the Closing Indicative Value equals zero. If the Notes undergo a split or reverse split, the Closing Indicative Value shall be adjusted accordingly by the Calculation Agents, and subsequent calculations under this Note shall be made by reference to the principal amount corresponding to the adjusted Closing Indicative Value. Upon such adjustment, notice thereof shall be given to the Trustee. The Notes underwent a 1–for–10 reverse split that became effective on August 30, 2013 and a 1–for–5 reverse split that became effective on March 16, 2017, and the Closing Indicative Value was adjusted accordingly by the Calculation Agents with each such reverse split.

“Inception Date” means November 29, 2010.

The “Daily ETN Performance” on any Index Business Day is equal to (1) the number one plus (2) the Daily Accrual on such Index Business Day plus (3) the product of (a) the product of the Daily Index Performance times (b) the Leverage Amount. The Daily ETN Performance is deemed to be one on any day that is not an Index Business Day.

An “Index Business Day” is a day on which (i) trading is generally conducted on the CBOE, (ii) the Index is published by S&P and (iii) trading is generally conducted on NYSE Arca, in each case as determined by VLS, as one of the Calculation Agents.

“CBOE” means the Chicago Board Options Exchange, Incorporated.

“Index” means S&P 500 VIX Short-Term Futures™ Index ER (Bloomberg ticker SPVXSP (or any successor thereto)).

“S&P” means the Standard & Poor’s Financial Services LLC.

“VLS” means VLS Securities, LLC.

The “Daily Accrual” on any Index Business Day is equal to:

Where Tbillst-1 is the three month treasury rate reported on Bloomberg under ticker USB3MTA (or any successor ticker on Bloomberg or any successor service) on the prior Index Business Day and d is the number of calendar days in the period from and including the prior Index Business Day to but excluding such Index Business Day. The Daily Accrual is deemed to be zero on any day that is not an Index Business Day.

The “Daily Index Performance” on any Index Business Day is equal to (1)(a) the Closing Level of the Index on such Index Business Day divided by (b) the Closing Level of the Index on the immediately preceding Index Business Day minus (2) the number one. The Daily Index Performance is deemed to be zero on any day that is not an Index Business Day. If a Market Disruption Event occurs or is continuing on any Index Business Day, the Calculation Agents will determine the Daily Index Performance on such Index Business Day based on their assessment of the level of the Index that would have prevailed on such Index Business Day were it not for such Market Disruption Event, as described below under “Market Disruption Events.”

The “Leverage Amount” is 1.

On any calendar day (the “calculation day”), the “Daily Investor Fee” is equal to the product of (1) the Closing Indicative Value on the immediately preceding calendar day times (2) the Daily ETN Performance on the calculation day times (3)(a) 0.0075 divided by (b) 365.

The “Closing Level” of the Index on any Index Business Day is the closing level reported by S&P on the Bloomberg page SPVXSP or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agents; provided that in the event a Market Disruption Event has occurred and is continuing on an Index Business Day, the Calculation Agents will determine the Closing Level of the Index for such Index Business Day according to the methodology described below in “Market Disruption Events.”

The “Intraday Indicative Value” at any time on each Index Business Day during the period when a Market Disruption Event has not occurred is equal to (1) the product of (a) the Closing Indicative Value on the immediately preceding calendar day times (b) the Intraday ETN Performance at such time on such Index Business Day minus (2) the Intraday Investor Fee at such time on such Index Business Day; provided that if the Intraday Indicative Value, as calculated every 15 seconds, is less than zero it shall be deemed to be zero; and provided further that the Closing Indicative Value shall be zero on and subsequent to any calendar day on which the Intraday Indicative Value is equal to or less than zero at any time or the Closing Indicative Value equals zero. At any time at which a Market Disruption Event has occurred and is continuing, there shall be no Intraday Indicative Value.

The “Intraday ETN Performance” at any time on any Index Business Day is equal to (1) the number one plus (2) the Daily Accrual on such Index Business Day plus (3) the product of (a) the Intraday Index Performance at such time times (b) the Leverage Amount.

The “Intraday Index Performance” at any time on any Index Business Day is equal to (1)(a) the most recent published intraday level of the Index as published under Bloomberg ticker SPVXSPID or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agents, on such Index Business Day at such time divided by (b)

the Closing Level of the Index on the immediately preceding Index Business Day minus (2) the number one.

At any time on any Index Business Day, the “Intraday Investor Fee” is equal to the product of (1) the Closing Indicative Value on the immediately preceding calendar day times (2) the Intraday ETN Performance at such time on such Index Business Day times (3)(a) 0.0075 divided by (b) 365.

The “Final Valuation Date” is November 30, 2030 or, if such date is not an Index Business Day, the next following Index Business Day.

A “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the Notes.

Redemption at the Option of the Holder

A beneficial owner of an interest in this Note may elect to offer all or a portion of the principal amount of this Note for redemption by the Company on any Business Day beginning on December 2, 2010 through November 28, 2030, in an aggregate principal amount of at least $2,500,000 (the “Minimum Redemption Amount”), or an integral multiple of $2,500,000 principal amount of this Note in excess thereof by following the procedures set forth below:

•	Cause its broker to deliver a notice of redemption, in substantially the form as Annex A (the “Redemption Notice”), to VLS (the “Redemption Agent”) via email or other electronic delivery (including, without limitation, the Redemption Agent’s proprietary technology system, TENZING) as requested by the Redemption Agent. If the Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the immediately following Index Business Day shall be the applicable “Early Redemption Valuation Date”. Otherwise, the second following Index Business Day shall be the applicable Early Redemption Valuation Date. If the Redemption Agent receives the Redemption Notice no later than 4:00 p.m., New York City time, on any Business Day, the Redemption Agent will respond by sending to the broker an acknowledgment of the Redemption Notice accepting the redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date. The Redemption Agent or its affiliate must acknowledge to the broker acceptance of the Redemption Notice in order for the redemption request to be effective;

•	Cause its broker to cause its DTC custodian to book a delivery vs. payment trade with respect to the principal amount of this Note offered for redemption on the applicable Early Redemption Valuation Date at a price equal to the applicable Early Redemption Amount, facing the Company; and

•	Cause its broker to cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

Upon compliance with the foregoing procedures, the Company will be obliged to redeem the principal amount of this Note so requested to be redeemed.

The Company will act as paying agent in connection with redemptions at the election of the holder of this Note and upon such redemption the Company shall so advise the Trustee and deliver the principal amount of this Note that is so redeemed to the Trustee for cancellation.

The Company or Credit Suisse International as one of the Calculation Agents shall have the right to reduce, in part or in whole, the Minimum Redemption Amount, and upon such reduction, notice thereof shall be given to the Trustee.

Payment Upon Early Redemption

If this Note is redeemed, on the applicable Early Redemption Date, the holder will receive a cash payment in an amount per $5,000 principal amount of this Note submitted for redemption equal to the greater of (A) zero and (B) (1) the Closing Indicative Value on the Early Redemption Valuation Date minus (2) the Early Redemption Charge, as determined by the Calculation Agents.

The “Early Redemption Date” is the third Business Day following an Early Redemption Valuation Date. If a Market Disruption Event occurs or is continuing on the applicable Early Redemption Valuation Date, as determined by the Calculation Agents, the Early Redemption Date will be postponed until the date three Business Days following the earlier of (i) the first Index Business Day following such Early Redemption Valuation Date on which no Market Disruption Event occurs or is continuing, as determined by the Calculation Agents, or (ii) the fifth Index Business Day following such Early Redemption Valuation Date. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Early Redemption Date.

The “Early Redemption Charge” is equal to 0.05% times the Closing Indicative Value on the Early Redemption Valuation Date.

Acceleration at the Option of the Company or Upon an Acceleration Event

The Company shall have the right to accelerate this Note in whole but not in part on any Business Day occurring on or after the Inception Date (an “Optional Acceleration”). In addition, if an Acceleration Event (as defined herein) occurs at any time, the Company shall have the right, and under certain circumstances as described herein the obligation, to accelerate this Note in whole (an “Event Acceleration”). In either case, upon acceleration the Company shall pay for each $5,000 principal amount of this Note to holder of this Note a cash payment in an amount (the “Accelerated Redemption Amount”) equal to the Closing Indicative Value on the Accelerated Valuation Date. In the case of an Optional Acceleration, the “Accelerated Valuation Date” shall be an Index Business Day specified in the Company’s notice of Optional Acceleration, which Index Business Day shall be at least five Business Days after the date on which the Company gives notice to the holder of this Note of such Optional Acceleration. In the case of an Event Acceleration, the Accelerated Valuation Date shall be the day on which the Company gives notice of such Event Acceleration (or, if such day is not an Index Business Day, the next following Index Business Day). The Accelerated Redemption Amount will be payable on the third Business Day following the Accelerated Valuation Date (such third Business Day the “Acceleration Date”). The Company shall give to the holder of this Note notice of any acceleration of the Notes through customary channels used to deliver notices to holders of exchange traded notes.

If a Market Disruption Event occurs or is continuing on the Accelerated Valuation Date, as determined by the Calculation Agents, the Acceleration Date will be postponed until the date three Business Days following the earlier of (i) the first Index Business Day following such Accelerated Valuation Date on which no Market Disruption Event occurs or is continuing, as determined by the Calculation Agents, or (ii) the fifth Index Business Day following such Accelerated Valuation Date. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Acceleration Date.

The Company will give the Trustee a copy of the irrevocable call notice at the same time that it delivers such notice to the holder of this Note.

An “Acceleration Event” means:

(a)	an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal to hold, acquire or dispose of the futures underlying the Index (the “underlying futures”) (including but not limited to exchange imposed position limits), (ii) shall materially increase the cost to the Company, the Company’s affiliates, third parties with whom the Company transacts or similarly situated third parties in performing the Company’s or their obligations in connection with this Note, (iii) shall have a material adverse effect on any of these party’s ability to perform their obligations in connection with this Note or (iv) shall materially affect the Company’s ability to issue or transact in exchange traded notes similar to this Note, each as determined by the Company or the Calculation Agents;

(b)	any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after the Inception Date that (i) makes it illegal to hold, acquire or dispose of the underlying futures (including but not limited to exchange imposed position limits), (ii) shall materially increase the cost to the Company, the Company’s affiliates, third parties with whom the Company transacts or similarly situated third parties in performing the Company’s or their obligations in connection with this Note, (iii) shall have a material adverse effect on the Company’s, the Company’s affiliates, third parties with whom the Company transacts or similarly situated third parties ability to perform the Company’s or their obligations in connection with this Note or (iv) shall materially affect our ability to issue or transact in exchange traded notes similar to this Note, each as determined by the Company or the Calculation Agents;

(c)	any event, as determined by the Company or the Calculation Agents that the Company or any of the Company’s affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of this Note, or realize, recover or remit the proceeds of any such transaction or asset;

(d)	if, at any point, the Intraday Indicative Value is equal to or less than twenty percent (20%) of the prior day’s Closing Indicative Value;

(e)	if the primary exchange or market for trading for interests in this Note, if any, announces that pursuant to the rules of such exchange or market, as applicable, interests in this Note cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable;

(f)	if any of the initial Calculation Agents ceases to be a Calculation Agent under this Note; or

(g)	VLS exercises their right to cause an early acceleration due to the termination of the Services Agreement between the Company and VLS (the “Services Agreement”) pursuant to Section 6.01 of the Services Agreement.

If VLS exercises its right to cause an early acceleration due to a termination of the Services Agreement pursuant to Section 6.01 of the Services Agreement, the Company shall promptly notify the Trustee of such termination and shall accelerate this Note in whole within ten (10) calendar days of such termination.

“Primary Exchange” means the CBOE.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agents) for the overall market for futures or options contracts relating to (i) the Index or (ii) the underlying futures.

Market Disruption Events

A “Market Disruption Event” means any event that, in the determination of the Calculation Agents, could materially interfere with the Company’s, the Company’s affiliates, third parties with whom the Company transacts, or similarly situated third party’s ability to establish, maintain or unwind all or a material portion of a hedge that could be effected with respect to this Note, including, but not limited to:

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the Index, the CBOE Volatility Index® (the “VIX Index”), the S&P 500® Index, the component securities of the S&P 500® Index, or to the futures underlying the Index, if available, on their respective Primary Exchange or Related Exchange, as determined by the Calculation Agents,

•	option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the futures underlying the Index, if available, not trading on their respective Primary Exchange or Related Exchange, as determined by the Calculation Agents,

•	S&P or the CBOE fails to publish or compute the Indx or VIX Index, or

•	any trading restriction imposed upon, option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or to the futures underlying the Index, if available, on their respective Primary Exchange or Related Exchange due to a price change in that respective instrument exceeding limits set by that market before the close of trading in that market on any day, as determined by the Calculation Agents.

The following events will not be Market Disruption Events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the futures underlying the Index.

For this purpose, an “absence or material limitation of trading” in, option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or to the futures underlying the Index, if available, on their respective Primary Exchange or Related Exchange will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in such instruments by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock, instrument or those contracts, or

•	a disparity in bid and ask quotes relating to that stock, instrument or those contracts,

will constitute a suspension or material limitation of trading in, option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or to the futures underlying the Index, if available, in that primary market.

If a Market Disruption Event occurs and continues on any Index Business Day, the Calculation Agents will determine the Daily Index Performance on such Index Business Day based on their assessment of the Closing Level of the Index that would have prevailed on such Index Business Day were it not for such Market Disruption Event.

Discontinuation or Modification of the Index

If S&P discontinues publication of the Index and S&P or anyone else publishes a substitute index that the Calculation Agents determine is comparable to the Index, then the Calculation Agents will determine the Early Redemption Amount, Accelerated Redemption Amount or Maturity Redemption Amount (each a “Redemption Amount”), as applicable, by reference to the substitute index (the “Successor Index”).

If the Calculation Agents determine that the publication of the Index is discontinued and there is no Successor Index, the Calculation Agents will determine the applicable level of the Index, and thus the applicable Redemption Amount, by a computation methodology that the Calculation Agents determine will as closely as reasonably possible replicate the Index.

If the Calculation Agents determine that the Index, the underlying futures contracts or the method of calculating the Index is changed at any time in any respect — including whether the change is made by S&P under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the underlying futures contracts, or is due to any other reason and is not otherwise reflected in the level of the Index by S&P pursuant to the Index methodology, then the Calculation Agents will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as they believe are appropriate to ensure that the applicable Closing Level of the Index used to determine the applicable Redemption Amount is equitable.

Calculation Agents

Credit Suisse International (“CSI”) and VLS will serve as the Calculation Agents. The Calculation Agents will, in their reasonable discretion, make all calculations and determinations with respect to this Note, all in the manner as set forth in the Calculation Agents Agreement among the Company, CSI and VLS dated as of December 2, 2010. Absent manifest error, all calculations and determinations of the Calculation Agents will be final and binding on the holder of this Note and the Company, without any liability on the part of the Calculation Agents for any such calculations or determinations made in good faith. The holder of this Note will not be entitled to any compensation from the Company for any loss suffered as a result of any of the calculations or determinations by the Calculation Agents.

If any of the Calculation Agents cease to perform their respective roles, the Company will either, at the Company’s sole discretion, perform such roles, appoint another party to do so or accelerate this Note.

Default Amount on Acceleration

In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of this Note will be determined by the Calculation Agents and will equal, for each $5,000 principal amount of this Note, the Closing Indicative Value determined by the Calculation Agents occurring on the Index Business Day following the date on which this Note was declared due and payable.

Manner of Payment

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Amendments

The Indenture contains provisions which provide that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its property and assets, to any person; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment hereunder with respect to the Securities by a successor trustee; (v) establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted by the Indenture; (vi) provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; (vii) provide for a guarantee from a third party on outstanding Securities that are issued under the Indenture; or (viii) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, or change any place of payment where, or the currency in which, the principal amount or the interest thereon is payable, modify any right to convert or exchange such Holder’s Security for another security to the detriment of the Holder or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of the principal amount of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures except to increase the required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

General

The Company, acting through the Branch, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, any amount payable at maturity or upon repurchase, and, subject to the provisions hereof, for all other purposes, and neither the Company, acting through the Branch, nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in this Note, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal amount as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering. The Securities of different tranches may have one or more different terms, including authentication dates and public offering prices, but all the Securities within each such tranche shall have identical terms, including authentication date and public offering price. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, acting through the Branch, which is absolute and unconditional, to pay any amount payable at maturity or upon repurchase on this Note in the manner, at the place, at the time and in the coin or currency herein prescribed.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]
______________________________________________________________________________
______________________________________________________________________________ [PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]
______________________________________________________________________________ _______ the within Note and all rights thereunder, hereby irrevocably constituting and appointing
__________________________________________________________________ Attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.
Dated:	Signature:

____________________________________________
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

SCHEDULE I

The following increases or decreases in the principal amount of this Security have been made:

Date	Amount of increase in principal amount of this Security	Amount of decrease in principal amount of this Security	Principal amount of this Security following such increase or decrease	Initials of Officer
November 29, 2010	$5,000,000		$$5,000,000

ANNEX A

FORM OF OFFER FOR REDEMPTION

Email: ETNOrders@velocityshares.com

The undersigned holder of VelocityShares               Exchange Traded Notes due December 4, 2030 issued by Credit Suisse AG (“Credit Suisse”) CUSIP No.              (the “VelocityShares ETNs”) hereby irrevocably offers to Credit Suisse for redemption the VelocityShares ETNs in the amounts and on the date set forth below as described in the pricing supplement relating to the VelocityShares ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Name:

DTC Account Number:

Ticker:

Number of VelocityShares ETNs offered for redemption:

Desired valuation date:

In addition to any other requirements specified in the Pricing Supplement being satisfied, the undersigned acknowledges that the VelocityShares ETNs specified above will not be redeemed unless (i) this offer for redemption is delivered to VLS Securities, LLC on a Business Day, (ii) the Redemption Agent has responded by sending an acknowledgment of the Redemption Notice accepting the redemption request, (iii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable Early Redemption Valuation Date facing Credit Suisse AG, DTC #355, and (iv) the DTC Participant instructs DTC to deliver the DVP trade for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date, subject to postponement if such Early Redemption Valuation Date is not an Index Business Day or if a Market Disruption Event occurs or is continuing on such date).

The undersigned acknowledges that the redemption obligation is solely an obligation of Credit Suisse and VLS Securities, LLC is acting only to facilitate the redemption for Credit Suisse.